2600 Citadel Plaza Drive	Exhibit 99.1
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

For Immediate Release

Weingarten Realty Investors Announces
Strong 2005 Earnings and a 5.7% Dividend Increase

HOUSTON, TEXAS (February 23, 2006) -- Weingarten Realty Investors (NYSE: WRI) announced today the results of its fourth quarter and year ended December 31, 2005. The highlights included:

•
Rental revenues for the fourth quarter 2005 increased to $136.6 million as compared to $125.8 million for the same period of 2004, an 8.6% increase. For the year ended 2005, rental revenues increased to $534.5 million as compared to $480.5 million for 2004, an 11.2% increase;

•
Net income available to common shareholders, on a diluted basis, for the fourth quarter 2005 totaled $50.2 million, or $0.54 per share, as compared to $43.2 million, or $0.46 per share for the fourth quarter 2004, an increase of $7.0 million, or 16.2% per share;

•
For the full-year 2005, net income available to common shareholders, on a diluted basis, was $214.8 million as compared to $137.7 million for 2004, or $2.31 per share for 2005 as compared to $1.54 per share for 2004, an increase of 56.0% in dollars. Net income for the year 2005 benefited from gains of over $87 million from the sales of properties generated primarily through the Company’s accelerated disposition program compared to gains of $24.9 million in the previous year;

•	Funds from Operations (FFO) for the fourth quarter 2005, on a diluted basis, totaled $63.2 million, or $0.68 per share, compared to $61.6 million, or $0.66 per share for the same period in 2004;

•
FFO, on a diluted basis, for the year ended December 31, 2005, was $253.0 million or $2.72 per share, compared to $225.7 million, or $2.52 per share, in 2004, representing an increase of 12.1% in whole dollars or 7.9% on a per share basis;

•
Same-Property Net Operating Income (NOI) for its combined retail and industrial portfolios increased 5.8% for the fourth quarter of 2005, up significantly from 2.2% in 2004. The retail portfolio showed significant growth of 5.7% compared to 3.0% in 2004;

•
Same-Property NOI increased 4.7% for the year ending December 31, 2005, as compared to 3.1% in 2004. The retail portfolio continued to show strong NOI growth of 4.7% for the year compared to 3.6% growth in 2004;

•	A total of 22 acquisitions in 2005 added 3.9 million square feet to the portfolio, representing a total investment of $359.0 million;

•
Dispositions of 17 properties and an 80% interest in two shopping centers in Louisiana during 2005, which represented 1.6 million square feet, provided proceeds of $190.6 million and generated gains of over $87 million;

•
The Board of Trust Managers increased the cash dividend for 2006 to an annualized $1.86 per common share, up from $1.76 per common share paid in 2005, a 5.7% increase. The first quarter 2006 dividend of $0.465 per common share is payable on March 15, 2006 to shareholders of record on March 8, 2006. This continues the Company’s record of increasing the dividend each of the last 20 years; and

•
The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the fourth quarter of 2005. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE: WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on March 15, 2006 to shareholders of record on March 8, 2006.

Existing Portfolio Strength
The Company reported the completion of 1,298 new leases and renewals for the year, totaling 6.8 million square feet. The Company’s retail portfolio, which represents 90% of its NOI, generated rental rate increases of 11.2% for new leases and 7.9% for renewals.

Overall occupancy at the close of 2005 was 94.2% for the portfolio, with the retail segment closing the year at a strong 94.6%, while the industrial segment improved its occupancy by 50 basis points over 2004 to 93.1%.

Drew Alexander, President and Chief Executive Officer stated, “Our strongest markets continue to be our eastern and western regions where 55% of the Company’s retail portfolio’s NOI is derived. Additionally, 36% of our retail NOI comes from the second fastest growing state in the US - Texas. With continued strong leasing environment, we expect to see additional growth in our occupancy this year.”

Portfolio Enhancements
During the fourth quarter, the Company purchased four shopping centers, a building adjacent to one of its shopping centers, and four industrial properties, representing an investment of $92.6 million and adding 1.8 million square feet to its portfolio. Weingarten’s retail acquisitions closed out the quarter with purchases in Colorado, Tennessee, Texas, and two properties in North Carolina. Its industrial purchases for the same period were located in Tampa, Florida, Memphis, Tennessee and two properties in Texas.

For the year ending December 31, 2005, the Company purchased 15 shopping centers and seven industrial properties, comprising 3.9 million square feet, and representing a total investment of $359 million with a weighted average stabilized return of over 7.75%. The Company’s 2005 purchases include seven properties in North Carolina, four in Texas, three in Florida, two each in Georgia and Tennessee, and one each in California, Nevada, Colorado and Kentucky.

“Although, the acquisition environment remains challenging, the Company currently has in excess of $125 million of potential acquisitions in various stages of due diligence,” added Alexander.

New Development
Weingarten reported that the expansion of its new development program is progressing according to plan, as the Company currently has 10 properties in various stages of construction with an estimated investment upon completion of $128 million. These projects will generate returns in excess of 9.5%. The Company also has an additional $250 million of new development projects in its pipeline in various planning and pre-construction stages. “We believe that most of these deals will evolve into new developments over the next several months and expect that these projects will come on-line over the next two to three years. By 2008, our goal is to invest approximately $250 million in new projects annually, resulting in a development pipeline approaching $1 billion,” Alexander stated.

Disposition of Non-Core Properties
During the fourth quarter of 2005, the Company sold five shopping centers and one industrial project. Three of the properties were located in Texas with the remainder in Mississippi, Arkansas, and Louisiana. For the full year 2005, the Company’s disposition program sold 17 properties—including 14 shopping centers and three industrial projects—and an 80% interest in two shopping centers, totaling 1.6 million square feet. Dispositions provided proceeds of $190.6 million and generated gains of over $87 million. “The current market is an excellent time to be a seller of real estate, and we are taking advantage of this opportunity to sell non-core properties,” Alexander stated.

Corporate Outlook
“Given the current state of our real estate markets, including strong tenant demand, an over supply of capital chasing real estate, rising interest rates, particularly short-term rates, and rising construction costs, we are changing our strategy to meet these market conditions. We are expanding our new development program, including a merchant developer component where we can create shareholder value by building, leasing and then selling developed shopping centers. Following industry accounting standards, we expect to report $0.05 - $0.10 per share of FFO from this merchant development program in 2006, stated Alexander.

“Additionally, we will significantly increase the use of joint ventures in our acquisitions program. This will enable us to reduce our effective cost of capital, making us more competitive in the acquisition market. These new joint ventures will also provide us a meaningful fee income stream and thus another opportunity to increase FFO. For 2006, we have budgeted approximately $200 million to $250 million in acquisitions for our own portfolio along with an additional $200 million to $300 million in joint venture acquisitions. The Company’s investment in these joint venture acquisitions would be $50 million to $75 million. This acquisition program will add a half-billion dollars in assets under management during 2006.

“We will continue to emphasize our disposition program for non-core assets. The strategy of this program includes disposing of properties in smaller markets where we have a minimal investment or markets with slower growth rates, which are often the markets that have low barriers to entry. In many cases we will incur a short-term adverse impact on FFO. However, we believe that the short-term detriment will be more than offset by the long-term benefits since we will be recycling the proceeds into acquisitions or new developments with significantly stronger growth potential. We are going to sell $250 million to $350 million of non-core assets in 2006, which will allow us to recycle capital, and lessen our need to raise new equity. In addition to the sale of non-core properties, we plan to seek new joint ventures with financial partners, contributing around $100 million to $150 million of properties to these new entities. Thus, our non-core sales and the seeding of these new joint ventures will aggregate $350 million to $500 million in dispositions.

“For 2006, we expect to generate FFO per share in the range of $2.77 to $2.87. Our guidance includes the impact from our substantial disposition program, which decreases our 2006 FFO estimates by $0.10 versus $0.03 in 2005. While the anticipated size of our disposition program this year certainly will have a negative impact on our 2006 FFO growth, our disposition strategy positions us for stronger operating performance and shareholder value over the long-term.

“I am confident in our team’s ability to continue to generate strong returns from our core portfolio, by increasing an already strong occupancy as well as producing strong same-property NOI increases, all as we evolve our new strategy,” said Alexander.

About Weingarten Realty Investors
As one of the largest real estate investment trust companies listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE: WRI) is focused on delivering superior rates of return to shareholders by actively developing, acquiring and intensively managing properties in 20 states that span the southern portion of the United States from coast to coast. The Company’s portfolio of 360 properties includes 296 neighborhood and community shopping centers and 64 industrial properties, aggregating over 48.7 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com

Conference Call Information
The Company announced that it will host a live webcast of its quarterly conference call on Friday, February 24, 2006 at 10:00 AM Central Time. A replay of the call will be available for 24 hours following the live call, and can be heard by dialing (877) 519-4471, confirmation code 6893534. The webcast can also be accessed via the Company's Web site at www.weingarten.com, and will be archived there for approximately 90 days.

Forward-Looking Statements
Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

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Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
STATEMENTS OF CONSOLIDATED INCOME AND	2005	2004	2005	2004
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$136,574	$125,808	$534,495	$480,478
Other Income	2,321	5,442	9,550	10,158
Total Revenues	138,895	131,250	544,045	490,636
Depreciation and Amortization	33,145	29,298	125,314	111,737
Operating Expense	22,906	21,271	81,686	76,354
Ad Valorem Taxes	14,633	13,692	62,901	55,682
General and Administrative Expense	4,256	4,075	17,379	16,122
Impairment Loss		850		3,550
Total Expenses	74,940	69,186	287,280	263,445
Operating Income	63,955	62,064	256,765	227,191
Interest Expense	(34,236)	(30,239)	(130,761)	(117,096)
Loss on Redemption of Preferred Shares				(3,566)
Equity in Earnings of Joint Ventures, net	1,822	953	6,610	5,384
Income Allocated to Minority Interests	(1,530)	(2,073)	(6,060)	(4,928)
Gain on Land and Merchant Development Sales	804		804
Gain on Sale of Properties	195	746	22,306	1,535
Income From Continuing Operations	31,010	31,451	149,664	108,520
Operating Income From Discontinued Operations	616	1,648	4,530	7,978
Gain on Sale of Properties From Discontinued Operations	19,777	11,453	65,459	24,883
Income from Discontinued Operations	20,393	13,101	69,989	32,861
Net Income	51,403	44,552	219,653	141,381
Less: Preferred Share Dividends	2,525	2,511	10,101	7,470
Net Income Available to Common Shareholders--Basic	$48,878	$42,041	$209,552	$133,911
Net Income Per Common Share--Basic	$0.55	$0.47	$2.35	$1.55
Net Income Available to Common Shareholders--Diluted	$50,208	$43,196	$214,770	$137,709
Net Income Per Common Share--Diluted	$0.54	$0.46	$2.31	$1.54

Funds from Operations:
Net Income Available to Common Shareholders	$48,878	$42,041	$209,552	$133,911
Depreciation and Amortization	31,033	28,805	118,738	108,678
Depreciation and Amortization of Unconsolidated Joint Ventures	961	1,058	3,539	3,131
Gain on Sale of Properties	(19,976)	(12,208)	(87,569)	(26,403)
Loss on Sale of Properties of Unconsolidated Joint Ventures	6	85	8	87
Funds from Operations--Basic	$60,902	$59,781	$244,268	$219,404
Funds from Operations Per Common Share--Basic	$0.68	$0.67	$2.74	$2.55
Funds from Operations--Diluted	$63,176	$61,649	$252,951	$225,735
Funds from Operations Per Common Share--Diluted	$0.68	$0.66	$2.72	$2.52
Weighted Average Shares Outstanding--Basic	89,336	88,951	89,224	86,171
Weighted Average Shares Outstanding--Diluted	93,327	92,979	93,166	89,511

	December 31,	December 31,
	2005	2004
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,033,579	$3,751,607
Accumulated Depreciation	(679,642)	(609,772)
Investment in Real Estate Joint Ventures	84,348	48,382
Notes Receivable from Real Estate Joint Ventures and Partnerships	42,195	16,593
Unamortized Debt and Lease Costs	95,616	91,155
Accrued Rent and Accounts Receivable, net	60,905	57,964
Cash and Cash Equivalents	42,690	45,415
Restricted Deposits and Mortgage Escrows	11,747	10,623
Other	46,303	58,351
Total Assets	$3,737,741	$3,470,318

Debt	$2,299,855	$2,105,948
Accounts Payable and Accrued Expenses	102,143	99,680
Other	102,099	94,800
Total Liabilities	2,504,097	2,300,428

Minority Interest	83,358	73,930

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,686	2,672
Additional Paid in Capital	1,288,432	1,283,270
Accumulated Dividends in Excess of Net Income	(132,786)	(185,243)
Accumulated Other Comprehensive Loss	(8,050)	(4,743)
Total Shareholders' Equity	1,150,286	1,095,960
Total Liabilities and Shareholders' Equity	$3,737,741	$3,470,318